Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Debbie Lucas (dlucas@amreit.com)
AmREIT, (713) 850-1400

AmREIT ANNOUNCES PORTFOLIO TRANSACTIONS,  MERCHANT DEVELOPMENT
ACTIVITY AND REAFFIRMS 2005 GUIDANCE

HOUSTON, December 7, 2005 – AmREIT (AMEX: AMY), a Houston-based real estate investment trust, announced today the sale of eight single-tenant non-core properties for $14.7 million. In addition, AmREIT’s merchant development subsidiary completed the sale of two single-tenant retail properties for a total of approximately $5 million.  Management reaffirms 2005 Funds From Operation (FFO) guidance of $0.68 to $0.72 per share.

Portfolio Activity Update

Management continued to execute their 2005 goal of enhancing portfolio quality by selling eight non-core single-tenant properties to an unrelated third party for $14.7 million in gross sales resulting in a gain on sale of $2.9 million. This all-cash transaction in aggregate totaled 90,602 square feet and completes the year’s goal for portfolio quality improvements.

Table: Non-core Assets Sold

Property/Tenant	City/State

1. Guitar Center	Roseville, MN
2. Wherehouse Music	Independence, MO
3. Copperfield Medical	Houston, TX
4. Former Just for Feet (Vacant)	Baton Rouge, LA
5. Payless Shoes	Austin, TX
6. Hollywood Video	Ridgeland, MS
7. Hollywood Video	Lafayette, LA
8. Pier 1 Imports	Longmont, CO

Net proceeds from this transaction will be used to acquire a 39,000 square foot multi-tenant retail project in the Dallas metropolitan area that better meets AmREIT’s long-term objectives.  This acquisition is anticipated to close late in the fourth quarter 2005 or first quarter 2006. Neither the dispositions nor the acquisition will materially alter previous guidance.

“Three years ago we set forth a strategy for portfolio growth and quality enhancement which entailed focusing on the acquisition of premium retail properties, or what we call Irreplaceable Corners, and disposing of non-core properties no longer meeting our investment standards,” said Kerr Taylor, AmREIT’s chief executive officer.   “During this time we have added approximately $218 million to our portfolio at an average cap rate in excess of 7.0 percent, and have fixed more than 95 percent of our debt at a weighted average interest rate of 6.0 percent.  We believe we have built a solid foundation on which to build our future.”

Merchant Development Activity Update

AmREIT’s merchant development subsidiary develops and acquires single- and multi-tenant retail properties which are then held in inventory to be sold for profit.  AmREIT recently completed the development of a retail branch ground lease for Bank of America in Houston, Texas at the northwest corner of San Felipe and Winrock.  In addition, AmREIT partnered with another local developer and completed a 2,800 square foot YUM brands restaurant concept in Houston, Texas at the southeast corner of I-45 and West Road.  AmREIT held a 50 percent interest in this joint venture development. AmREIT sold these properties to two unrelated third parties for a total of $5 million in gross sales resulting in a net gain of $1.5 million to AmREIT.  The merchant development subsidiary has an additional five properties under development and is negotiating letters of intent or contracts on 12 additional properties that it anticipates selling during 2006 and 2007.

“Our merchant development and operating subsidiary continues to be a core component of our operating strategy and contributes to our FFO throughout the year; however, the frequency and magnitude of these contributions are subject to transactional timing and will fluctuate from quarter to quarter,” said Chad Braun, AmREIT’s chief financial officer.  “The FFO contributions from the sale of these two properties were already factored into the Company’s annual guidance which we are reaffirming for the year, resulting in an annual increase in FFO per share that should exceed the shopping center sector average growth.”

About AmREIT

AmREIT (AMEX: AMY) is a real estate investment trust (“REIT”) primarily focused on the ownership, development and management of Irreplaceable CornersTM - defined as premier retail frontage properties typically located on “Main & Main” intersections in highly populated, high-traffic, affluent areas.  As of September 30, 2005, our gross asset value is approximately $312 million and our portfolio consists of lifestyle and shopping centers anchored by market dominant tenants such as Kroger, Barnes & Noble and Walgreens, supported by specialty retailers such as GAP, Starbucks, Hallmark and Verizon.  Our business structure is unique within the REIT community and consists of a merchant development and operating business, a wholesaling securities business and a retail partnership business.  These synergistic businesses support our portfolio of Irreplaceable Corners and allow the company access to multiple avenues of low-cost capital.  Through the retail partnership funds, AmREIT captures recurring development, leasing, property management, and asset management fees for services performed while maintaining an ownership interest and profit participation.  Our business structure allows the company to expand both internally and externally, distinguishing AmREIT as a value creator and a source of dependable, increasing monthly income.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any public or private securities from the company. The purchase of any securities may only be made pursuant to a prospectus. A copy of any available prospectus and the related subscription documents are available to qualified potential investors on request.

For more information, call Debbie Lucas, Vice President Investor Relations & Corporate Communications of AmREIT, at (713) 850-1400, or Chad Braun, Chief Financial Officer of AmREIT, 713-850-1400. AmREIT is online at www.amreit.com.